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                                                                    EXHIBIT 10.2

February 18, 2002

George A. McMillan
25 Thornbury Lane
Sudbury, MA 01776

Dear George:

It is a distinct pleasure to offer you the position of Chief Executive Officer of CMGI, Inc. ("CMGI"), effective March 1, 2002 and subject to approval by the Board of Directors of CMGI. In connection with your promotion to Chief Executive Officer, you will also be elected to the CMGI Board of Directors. The terms of this offer letter shall supersede the terms of your offer letter dated June 11, 2001 (other than with respect to the option grant and its terms and conditions as outlined and described in such letter dated June 11, 2001).

Your starting annualized salary will be $500,000, which represents $19,230.77 every two weeks.

You will also be eligible to receive a target annualized bonus for fiscal year 2002 of $450,000 based on successful satisfaction of fiscal year 2002 business objectives that will be set and agreed to by CMGI and you. Your fiscal year 2002 bonus will be guaranteed at a minimum of $300,000. In addition, you shall be eligible to receive potential additional bonus amounts up to $450,000 based on business achievements above and beyond the targets set by CMGI and you. Any bonus payments will be paid to you after the end of fiscal year 2002 in accordance with the written business objectives plan. Your bonus plan for fiscal year 2003 will be set by the Compensation Committee of the Board of Directors of CMGI.

In addition, on today's date, you will be granted an option to purchase 2,750,000 shares of CMGI common stock under the CMGI 2000 Stock Incentive Plan (the "Plan"). This option will have an exercise price equal to $1.42, the closing price on the Nasdaq National Market (during normal trading hours) on Friday, February 15, 2002 (the last trading day prior to the date hereof), and it will be divided into three tranches. The first tranche of the option shall cover 1,250,000 shares and shall vest as follows: 25% on the earlier to occur of
(i) the first anniversary of the date hereof and (ii) the First Confirmation Date (as defined below), and monthly thereafter commencing on the 13th monthly anniversary of the date hereof for the next three (3) years (whereby 1/48th of the original number of the shares underlying the first tranche of the option shall vest on each monthly anniversary date of the date hereof starting on the 13th monthly anniversary date of the date of grant, until fully vested on the fourth anniversary of the date hereof). The option shall have a seven (7) year term.

The second tranche of the option shall cover 1,000,000 shares and shall vest as follows: 25% on the first anniversary of the First Confirmation Date and monthly thereafter for the next three (3) years (whereby 1/48th of the original number of the shares underlying the second tranche of the

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option shall vest on each monthly anniversary date of the First Confirmation
Date starting on the 13th monthly anniversary date of the First Confirmation Date, until fully vested on the fourth anniversary of the First Confirmation
Date). Notwithstanding the foregoing, in the event that the First Confirmation Date does not occur prior to February 18, 2007, the second tranche of the option shall nonetheless become fully vested on such date. For purposes of this offer letter, "First Confirmation Date" shall be defined as the first date following the date hereof that CMGI publicly announces Net Operating Income (as defined below) on a consolidated basis for a fiscal quarter commencing after the date hereof greater than zero dollars.

The third tranche of the option shall cover 500,000 shares and shall vest as follows: 25% on the first anniversary of the Second Confirmation Date (as defined below) and monthly thereafter for the next three (3) years (whereby 1/48th of the original number of the shares underlying the option shall vest on each monthly anniversary date of the Second Confirmation Date starting on the 13/th/ monthly anniversary date of the Second Confirmation Date, until fully vested on the fourth anniversary of the Second Confirmation Date). Notwithstanding the foregoing, in the event that the Second Confirmation Date does not occur prior to February 18, 2007, the third tranche of the option shall nonetheless become fully vested on such date. For purposes of this offer letter, "Second Confirmation Date" shall be defined as the first date following the First Confirmation Date that CMGI publicly announces Net Operating Income on a consolidated basis for a fiscal quarter greater than that reached on the First Confirmation Date.

For purposes of this offer letter, "Net Operating Income" shall be defined as operating income excluding expenses related to in-process research and development, depreciation, restructuring, long-lived asset impairment and amortization of intangible assets and stock-based compensation.

All options shall be subject to all terms, limitations, restrictions and termination provisions set forth in the Plan and in the separate option agreements (which shall be based upon CMGI's standard form option agreement) that shall be executed to evidence the grant of any options. Enclosed you will find a copy of a Non-Competition Agreement, the execution of which is required as a condition of CMGI granting you an option to purchase CMGI common stock.

In lieu of a car allowance, you will be permitted primary use of the Chief Executive Officer security-protected BMW that is presently leased by CMGI until such time as CMGI disposes of such automobile. Until such time as CMGI disposes of such automobile, CMGI will continue to make the monthly payments including, without limitation, customary insurance and annual tax payments that relate to such automobile lease.

As an employee of CMGI, you may participate in any and all bonus and benefit programs that CMGI establishes and makes generally available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs.

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Additionally, you will continue to accrue vacation time at a rate of 10.00 hours per month (3 weeks per year) beginning on your first month of employment, but in no event shall you accrue vacation time beyond 80 hours.

The Amended and Restated Executive Severance Agreement attached hereto as Exhibit A contains additional terms that shall be applicable to your employment, and Exhibit A shall be incorporated herein by reference. For purposes of the Amended and Restated Executive Severance Agreement, your target bonus for fiscal year 2002 shall be deemed to be $450,000.

In connection with your election to the Board of Directors of CMGI, you and CMGI shall enter into the Indemnification Agreement attached hereto as Exhibit B. In addition, CMGI hereby confirms that in connection with your employment by CMGI, CMGI shall provide you with indemnification to the fullest extent authorized by CMGI's Certificate of Incorporation and By-Laws.

CMGI agrees that it shall pay the reasonable costs and expenses of one counsel to you in connection with the preparation of this offer letter and the other documents contemplated hereby, up to a maximum payment by CMGI of $2,000.

Please confirm your acceptance of this position by signing one copy of this letter and returning it to me. Additionally, please sign and return the enclosed Non-Competition Agreement.

Your employment with CMGI will be "at-will". This means that your employment with CMGI may be terminated by either you or CMGI at any time and for any reason, with or without notice. This offer expires as of the close of business on Tuesday, February 19, 2002. This offer and the Amended and Restated Executive Severance Agreement constitute the entire agreement between the parties and supersede all prior offers, both oral and written (other than those portions of the June 11, 2001 offer letter as described above). This letter does not constitute a guarantee of employment or a contract.

We are very pleased by the prospect of your new role with CMGI, and we are confident that you will make a significant contribution to our future success!

Sincerely,

/s/ David S. Wetherell

David S. Wetherell
Chairman of the Board, CMGI, Inc.


/s/ George A. McMillan                               February 18, 2002
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George A. McMillan                                   DATE